August 16, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Fortitude Life Insurance & Annuity Company (“Registrant”)
    Registration Statement on Form S-3
    File No. _________

Members of the Commission:

In my capacity as Senior Vice President and Assistant General Counsel of Fortitude Life Insurance & Annuity Company (“FLIAC”), I have reviewed the organization of FLIAC, the establishment of the Index Strategies Separate Account (the “Account”) by the Board of Directors of FLIAC as a non-insulated, non-unitized separate account for assets applicable to certain index-linked crediting strategy annuity contracts, and the issuance of such contracts. I was responsible for the oversight of the preparation and review of the above-referenced Registration Statement on Form S-3 filed by FLIAC in 2023 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain index-linked crediting strategy annuity contracts issued by FLIAC.

I am of the following opinion:

(1)FLIAC was duly organized under the laws of the State of Arizona and is a validly existing corporation;

(2)the Account has been duly created and is validly existing as a non-insulated, non-unitized separate account pursuant to the provisions of the State of Arizona law; and

(3)the index-linked crediting strategy annuity contracts, as sold, are legally issued and represent binding obligations of FLIAC in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Richard E. Buckley

Richard E. Buckley

Richard E. Buckley
Senior Vice President and Assistant General Counsel
Fortitude Life Insurance & Annuity Company
10 Exchange Place, 22nd Floor
Jersey City, New Jersey 07302
T +1 (615) 981 8801
richard.buckley@fortitude-re.com